Exhibit 10.1
KEY EMPLOYEE AGREEMENT
          This Key Employee Agreement (this “Agreement”) is entered into as of December      , 2008 (the “Effective Date”), by and between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and                     , a resident of the state of                      (“Executive”).
Background
          WHEREAS, Executive is a key member of the management of the Company and has heretofore devoted substantial skill and effort to the affairs of the Company; and
          WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company; and
          WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated Event (as defined below) and (B) to remain in the service of the Company in order to facilitate an orderly transition if an Event occurs, without regard to the effect such Event may have on Executive’s employment with the Company; and
          WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company; and
          WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and
          WHEREAS, for the reasons set forth above, the Company and Executive desire to enter into this Agreement.
          WHEREAS, Executive may have other severance related agreements in force.
Agreement
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

     1. Payments Upon Termination of Employment following an Event. If an Event occurs during the Term, and if Executive’s employment terminates such that the Termination Date occurs during the Transition Period, as defined in 5(m) below, then Executive shall be entitled to a severance payment on the terms and conditions specified in this Section 1.
          (a) Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason During the Transition Period. If Executive’s Termination Date occurs during the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause or at the initiative of Executive for Good Reason, then in addition to such base salary and vacation that has been earned but not paid to Executive as of the Termination Date, in accordance with the Company’s regular payroll practices and applicable plans and programs, the Company shall provide to Executive the severance payment set forth in this Section 1(a), subject to the conditions in Section 2:
               (i) Severance Pay. Subject to Section 1(c), the Company shall pay to Executive an amount equal to [“24 months” for COO, CFO and General Counsel; “12 months” for all other Senior Vice Presidents and Vice Presidents] (“Severance Period”) of Executive’s Base Salary;
               (ii) Benefits. Subject to Section 1(c), the Company will provide continued coverage through the end of the month in which the termination occurs for any medical or dental coverage to the extent Executive was enrolled for such coverage on Executive’s termination of employment and continued coverage for the length of the Severance Period under COBRA, to the extent permissible under the terms of the applicable plan. The Company will continue to subsidize the coverage and Executive will pay the same rates as current Company employees for such coverage. The full rate for continuation coverage will be charged to Executive the first month following the end of the Severance Period, if continued coverage remains available at that time
               (iii) Timing and Form of Payment Following an Event. Any payment to which Executive is entitled under this Section 1(a) shall be paid to Executive in a lump sum on the first business day following the expiration of all rescission periods provided by law applicable to the release specified in Section 2(a), provided that Executive has satisfied all of the conditions set forth in Section 2 and no restrictions under Section 409A of the Code apply.
          (b) Other Termination Following An Event. If Executive’s Termination Date occurs during the Transition Period or otherwise following the Event, and such termination is:
               (i) by reason of Executive’s abandonment of or resignation from employment for any reason (other than, during the Transition Period, for Good Reason);
               (ii) by reason of termination of Executive’s employment by the Company for Cause;
               (iii) because of Executive’s death or Disability; or

               (iv) upon or following expiration of the Term,
then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such Base Salary and vacation that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures and Executive shall not be entitled to any additional compensation or benefits provided under this Section 1, except as may be provided in a written employment agreement executed by and between Executive and the Company.
          (c) Offset. In the event any payment becomes payable to Executive pursuant to Section 1(a), then any such payment shall be reduced by any severance payment that Executive is eligible to receive from the Company, its Subsidiaries or its successors under any policy or plan of the Company or agreement between the Company and Executive, other than this Agreement, in the event Executive’s employment with the Company terminates for any reason. Such offset could result in no payment under this Agreement.
     2. Termination Payment Conditions. Notwithstanding anything above to the contrary, the Company will not be obligated to make any payment to Executive under Section 1(a) hereof unless: (a) Executive has signed a release of claims in favor of the Company and its Subsidiaries, affiliates and related entities, and their directors, officers, insurers, employees and agents, in the form set forth in Exhibit A to this Agreement; (b) all applicable rescission periods provided by law for releases of claims shall have expired and Executive has not rescinded the release of claims; and (c) Executive is in substantial compliance with the material terms of this Agreement as of the dates of such payments.
     3. Other Post-Termination Obligations.
          (a) Resignation From Positions. Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any Subsidiary, parent or affiliated entity of the Company.
          (b) Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, telephones and other electronic equipment belonging to the Company.

          (c) Cooperation. Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, and without expectation of additional compensation, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any Subsidiary, parent or affiliated entity of the Company.
          (d) Non-Disparagement. Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 3(d) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.
     4. Successors.
          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     5. Definitions. The capitalized terms used in this Agreement shall have the following meanings:
          (a) “Base Salary” means the greater of Executive’s monthly rate of base salary (i) in effect immediately preceding the Event or (ii) in effect as of the Termination Date.
          (b) “Board” means the Board of Directors of the Company, or any authorized committee of the Board of Directors of the Company.

          (c) “Cause” means:
               (i) a material act or act of fraud which results in or is intended to result in Executive’s personal enrichment at the expense of Company, including without limitation, theft or embezzlement from Company;
               (ii) public conduct by Executive materially detrimental to the reputation of Company;
               (iii) material violation by Executive of any written Company policy, regulation or practice;
               (iv) Executive’s failure to adequately perform the duties of Executive’s position to the detriment of the Company;
               (v) commission of conduct constituting a felony;
               (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or
               (vii) a material breach by Executive of any of the terms and conditions of this Agreement, which breach remains uncured ten (10) days after receipt by Executive of written notice of such breach.
          (d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, including guidance, regulations and interpretations thereunder.
          (e) “Company” means the Company as defined in the first sentence of this Agreement and any successor to its business and/or assets which assumes or agrees to perform this Agreement by operation of law or otherwise.
          (f) “Event” means any of the following:
               (i) The acquisition by any individual, entity or group (within the meaning of Exchange Act Sections 13(d)(3) or 14(d)(2)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of the Board (the “Outstanding Company Voting Securities”). Notwithstanding the foregoing sentence, the following acquisitions will not constitute an Event:
                    (A) any acquisition of common stock or voting securities of the Company directly from the Company,

                    (B) any acquisition of common stock or voting securities of the Company by the Company or any of its wholly owned subsidiaries,
                    (C) any acquisition of common stock or voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or
                    (D) any acquisition by any corporation with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
               (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. However, any individual becoming a director of the Board after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.
               (iii) Approval by the shareholders of the Company of a reorganization, merger, consolidation or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
               (iv) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-

outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
               (v) Notwithstanding the above, an Event shall not be deemed to occur with respect to Executive if the acquisition of the 30% or greater interest referred to in Section 5(f)(i) is by a group, acting in concert, that includes Executive or if at least 30% of the then-outstanding common stock or combined voting power of the then-outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in Section 5(f)(iii) or (iv) by a group, acting in concert, that includes Executive.
          (g) “Disability” means Executive qualifies for benefit payments under the group long-term disability plan of the Company in which Executive is a participant. If Executive is not a participant under any long-term disability plan of the Company, then “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.
          (i) “Good Reason” means any of the following conditions arising during the Transition Period, without the consent of Executive:
               (i) a material reduction in Executive’s duties, responsibilities or authority (including without limitation removal of material duties relating to the Company’s status as a publicly traded entity), as in effect immediately prior to the commencement of the Transition Period;
               (ii) any material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to Executive as in effect immediately prior to the commencement of the Transition Period;
               (iii) a material diminution in the duties, responsibilities or authority of the employee or officer to whom Executive is required to report immediately prior to the commencement of the Transition Period;

               (iv) the Company requiring Executive to be based at any office or location more than 50 miles from the location at which Executive was based immediately prior to the commencement of the Transition Period or the Company requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the commencement of the Transition Period; or
               (v) any material breach of this Agreement by the Company, including without limitation failure by the Company to comply with and satisfy Section 4(c) of this Agreement.
Notwithstanding the above, the occurrence of any of the events described in clauses (i) through (v) above will not constitute Good Reason unless (A) Executive gives the Company written notice within thirty (30) days after the initial occurrence of any of such event that Executive believes that such event constitutes Good Reason and describes the details of such event, (B) the Company thereafter fails to cure any such event within thirty (30) days after receipt of such notice, (C) Executive continues to satisfactorily perform job duties as assigned; and (D) Executive’s Termination Date as a result of such event occurs within 120 days after the initial occurrence of such event.
          (j) “Subsidiary” means, with respect to the Company, any corporation or other entity that is required to be combined with the Company as a single employer under Code § 414(b) or (c).
          (k) “Term” means the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, provided that if an Event occurs prior to the expiration of the Term specified in the preceding clause, then the Term shall end upon expiration of the Transition Period.
          (l) “Termination Date” means the date of the Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) with the Company and its Subsidiaries, as determined by the Company.
          (m) “Transition Period” means the period commencing at the time the first Event occurs during the Term and ending on the date that is one year thereafter.
     6. Miscellaneous.
          (a) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

          (b) Section 409A. This Agreement is intended to satisfy, or be exempt from the requirements of Section 409A (a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions issued by the Department of Treasury or Internal Revenue Service and should be interpreted accordingly. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. The Company and Executive agree to execute a revised Agreement if and to the extent necessary to satisfy the form requirements of Section 409A of the Code.
          (c) Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
          (d) Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all state court actions, will be in Hennepin County, State of Minnesota.
          (e) Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.
          (f) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, except as stated below. The parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement exists co-terminus with the “Enhanced Severance Program” implemented in January 2008 expiring January 31, 2009, and does not replace or supersede that program. [If Applicable — Executive and Company are also bound by that certain                      Agreement, dated                     .] Any severance received under the Enhanced Severance Program or other separate severance agreements will be offset against any severance provided herein in accordance with Section 1(c) above.

          (g) No Violation of Other Agreements. Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.
          (h) Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.
          (i) Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.
          (j) Severability. To the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.
          (k) Survival. The provisions of this Agreement that by their terms or implication extend beyond the Term shall survive the termination or expiration of the Term and termination of Executive’s employment with the Company for any reason.
          (l) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.
          (m) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device with confirmation; (iii) delivered by reliable overnight courier; or (iv) three business days after being sent by registered or certified mail, postage prepaid, and in the case of (iii) and (iv) addressed as follows, or to such other address as the party may designate by giving notice hereunder:

If to the Company:	ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344
Attention: Chairman of the Board
Attention: General Counsel

If to Executive:

[latest address on file with the Company]

Signature page follows.

     Executive and the Company have executed this Agreement effective as of the date set forth in the first paragraph.

VALUEVISION MEDIA, INC.
By:

Its:

[EXECUTIVE]

EXHIBIT A
GENERAL RELEASE
     This General Release (“Agreement”) is made and entered into by and between ValueVision Media, Inc. (the “Company”) and                      (the “Executive”).
BACKGROUND
     A. The Company and Executive are parties to an Employment Agreement that, among is terms, provides that the Company will pay Executive certain individually tailored severance benefits (the “Severance”) upon the termination of Executive’s employment under certain circumstances (the “Employment Agreement”).
     B. Under the Employment Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.
     NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.
     1. Company’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance.
     2. Executive’s Obligations. In return for the Company’s Obligations in section 1 above, Executive knowingly and voluntarily agrees to the following:
     (a) Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal and equitable claims against the Company that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal and equitable claim(s) of any kind or nature whatsoever including, without limitation, the following:
     (i) All claims that Executive has now, whether Executive now knows about or suspects such claims;
     (ii) All claims for attorneys fees;

     (iii) All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA”), and the Minnesota Human Rights Act (“MHRA”);
     (iv) All claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;
     (v) All claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;
     (vi) All claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and
     (vii) All claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.
     (b) Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement. The Severance that Executive is receiving in this Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in this Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.
     3. Certain Definitions. For purposes of Section 2, “Executive” means                      and any person or entity that has or obtains any legal rights or claims through                     . Further, the “Company” means ValueVision Media, Inc.; and any parent, subsidiary, and affiliated organization or entity in the present or past related to ValueVision Media, Inc.; and past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of ValueVision Media, Inc.
     4. Other Provisions.
     (a) The Company has paid Executive in full for all reimbursable business expenses, earned annualized salary, bonus pay, and any other earnings through the last day of Executive’s employment.
     (b) This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

     (c) Nothing in this Agreement affects Executive’s rights in any benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights.
     (d) The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Company’s articles or by-laws relating to such indemnification.
     (e) Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.
     5. Executive’s Rights to Counsel, Consider, Revoke and Rescind.
     (a) The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.
     (b) Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired.
     (c) Executive understands that Executive may rescind Executive’s waiver of discrimination claims under the MHRA within 15 calendar days after the date on which Executive signs this Agreement. To rescind this waiver, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the 15-day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 15 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o General Counsel, 6740 Shady Oak Road, Eden Prairie, MN Minneapolis, MN 55344-3433; and (iii) sent by certified mail return receipt requested.
     If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, this Agreement will be null and void.
     6. Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.
     7. No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

     8. Governing Law. This Agreement will be governed by the substantive laws of the State of Minnesota without regard to conflicts of law principles.
     9. Forum Selection-Jurisdiction and Venue. Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota. Executive hereby irrevocably consents to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and he expressly waives any defense of inconvenient forum. He further waives any bond, surety, or other security that might be required of the Company with respect to any such dispute.
     10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.
     11. Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.
     12. Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

Dated

Dated	ValueVision Media, Inc.

By

Its